Exhibit 99.1
INTERNATIONAL GAME TECHNOLOGY
REPORTS RECORD THIRD QUARTER
FISCAL YEAR 2007 RESULTS
     (Reno, NV — July 19, 2007) — International Game Technology (NYSE: IGT) announced today operating results for the third quarter ended June 30, 2007. Net income for the quarter improved to $136.4 million or $0.41 per diluted share versus $114.1 million or $0.33 per diluted share in the same quarter last year. For the nine-month period ended June 30, 2007, net income grew to $385.6 million or $1.14 per diluted share compared to $358.8 million or $1.02 per diluted share in the same period last year.
Third quarter financial highlights:
•	Record revenues and gross profit, up 15% and 19%, respectively, from the prior year

•	Record product sales up 23% to $364.6 million

•	Record gaming operations revenues up 9% to $341.9 million

•	Record gaming operations installed base of 58,200 machines

•	Record operating income up 26% to $216.3 million

•	Record Adjusted EBITDA of $291.4 million

•	Record year-to-date cash flow from operations of $564.9 million, up 48%

•	Repurchased 6.4 million shares at a cost of $248.8 million
     “IGT’s record third quarter results reflect the power of our gaming operations business and strong double-digit growth in product sales,” said Chairman and CEO TJ Matthews. “Year-to-date, we have generated $564.9 million in cash flow from operations and returned $742.4 million to shareholders in the form of share buybacks and dividends. This quarter we also made strategic investments in China LotSynergy Holdings and Digideal Corporation, and entered into a significant five-year cooperation agreement with Casino Club of Argentina. These important investments, coupled with our focus on maintaining IGT’s position as a leading worldwide provider of innovative gaming technology, will further expand both our product and geographic reach.”

International Game Technology Reports
Record Third Quarter Fiscal Year 2007 Results

Gaming Operations
     Third quarter revenues and gross profit from gaming operations increased to $341.9 million and $210.6 million, respectively, compared to $314.8 million and $183.6 million for the same period in the prior year. For the nine months ended June 30, 2007, revenues and gross profit from gaming operations reached $1.0 billion and $608.3 million, respectively, compared to $917.7 million and $533.0 million in the same prior year period. Revenue and gross profit growth for the quarter and year-to-date was primarily driven by the expansion of our installed base.
     As of June 30, 2007, the installed base stood at a record 58,200 machines, with 12,000 incremental units from the prior year and 3,400 incremental units from the immediately preceding quarter. Year-over-year growth was primarily the result of lease operations placements in Mexico and New York, and casino operations placements in Oklahoma, Florida and California. Sequential installed base growth was primarily driven by incremental placements in Mexico and Florida.
     Gaming operations gross margins expanded to 62% for the quarter compared to 58% in the prior year. Year-to-date gross margins on gaming operations improved to 60% versus 58% last year. Gross margin improvements are primarily driven by lower jackpot expense and the mix of units in the installed base.

International Game Technology Reports
Record Third Quarter Fiscal Year 2007 Results

Product Sales

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues (in millions)
North America	$212.6	$187.2	$600.6	$595.3
International	152.0	110.4	350.1	360.0

Total	$364.6	$297.6	$950.7	$955.3

Gross Margin
North America	55%	53%	55%	54%
International	46%	45%	47%	44%
Total	51%	50%	52%	50%

Units Shipped
North America	12,800	12,200	34,700	39,400
International	24,100	11,300	47,800	50,100

Total	36,900	23,500	82,500	89,500
     Record worldwide product sales revenues produced third quarter gross profits of $186.0 million compared to $148.9 million in the prior year, mostly driven by strong machine sales both internationally and domestically. Growth in machine gross profit was primarily the result of the sale of 14,900 units in Japan during the quarter and an enhanced product mix that included a greater portion of AVP® Trimline machines. Non-machine revenues (comprised of gaming systems, parts, service and other fees) totaled $91.6 million or 25% of total product sales versus $88.5 million or 30% in the comparable prior year quarter, with increases primarily in gaming systems.
     For the nine-month period ended June 30, 2007, worldwide product sales generated gross profits of $496.9 million versus $481.6 million in the prior year, despite lower overall shipments. Machine sales gross profit improved largely on the strength of sales into Japan, where shipments totaled 22,600 units year-to-date, as well as an enhanced product mix overall. Year-to-date, non-machine revenues were comparable to the prior year at $266.1 million or 28% of total product sales.

International Game Technology Reports
Record Third Quarter Fiscal Year 2007 Results

Operating Expenses and Other Income/Expense
     Consolidated operating expenses totaled $180.3 million in the third quarter and $501.3 million year-to-date compared to $160.9 million and $464.6 million in the same prior year periods, respectively. Operating expenses increased primarily as a result of additional sales and administrative staffing costs in support of business growth initiatives, higher legal and compliance costs, and a greater investment in research and development. These increases were partially offset by lower bad debt provisions. Operating expense for the current nine months was also reduced by $12.0 million of business interruption insurance proceeds and a $5.8 million gain on the sale of a corporate asset.
     Other income, net, decreased $2.9 million versus the prior year quarter, mostly as a result of higher interest expense.
Cash Flows & Balance Sheet
     Year-to-date, IGT generated $564.9 million in operating cash flow on net income of $385.6 million, up 48% from the same prior year period. Capital expenditures increased to $260.1 million compared to $216.7 million in the prior year, mostly as a result of the ongoing construction of our new Las Vegas campus.
     Working capital increased to $605.3 million at June 30, 2007 compared to $129.1 million at September 30, 2006 primarily due to the refinancing of our convertible debentures in the current year previously classified as current liabilities at September 30, 2006.
     Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $361.4 million at June 30, 2007 versus $589.1 million at September 30, 2006. Debt totaled $1.1 billion at June 30, 2007 compared to $832.4 million at September 30, 2006.

International Game Technology Reports
Record Third Quarter Fiscal Year 2007 Results

Capital Deployment
     On June 25, 2007, our Board of Directors declared a quarterly cash dividend of thirteen cents ($0.13) per share, payable on July 23, 2007 to shareholders of record on July 9, 2007.
     During the third quarter, IGT repurchased 6.4 million shares for an aggregate cost of $248.8 million. Year-to-date, share repurchases totaled 14.6 million shares for an aggregate cost of $611.5 million. The remaining authorization under the Company’s stock repurchase program totaled 46.8 million shares at June 30, 2007.
     In the third quarter, IGT invested $104.8 million in China LotSynergy Holdings Limited (CLS), forming a strategic alliance that we believe will provide IGT access to the growing Chinese Lottery market while providing CLS with advanced gaming technology support. IGT also invested $30.9 million in Digideal Corporation to gain access to the company’s intellectual property portfolio while assisting in the expansion of their game content library and electronic table game products.
     As previously announced on June 28, 2007, IGT will host a conference call regarding its Third Quarter Fiscal Year 2007 earnings release on Thursday, July 19, 2007 at 6:00 a.m. (Pacific Daylight Time). The access numbers are as follows:
Domestic callers dial 888-889-4951, passcode IGT
International callers dial 517-308-9004, passcode IGT
     The conference call will also be broadcast live over the Internet. A link to the webcast is available at our website http://www.IGT.com/InvestorRelations. If you are unable to participate during the live webcast, the call will be archived until Friday, July 27, 2007 at http://www.IGT.com/InvestorRelations.
     Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. (Pacific Daylight Time) on Thursday, July 19, 2007. This replay will run through Friday, July 27, 2007. The access numbers are as follows:
Domestic callers dial 800-324-4693
International callers dial 203-369-3245
     In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future

International Game Technology Reports
Record Third Quarter Fiscal Year 2007 Results

prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include, but are not limited to, the following:
•	These important investments in China LotSynergy Holdings and Digideal Corporation, coupled with our focus on maintaining IGT’s position as a leading worldwide provider of innovative gaming technology, will further expand both our product and geographic reach.

•	In the third quarter, IGT invested $104.8 million in China LotSynergy Holdings Limited (CLS), forming a strategic alliance that we believe will provide IGT access to the growing Chinese Lottery market while providing CLS with advanced gaming technology support.
     Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to:
•	Our ability to operate in our existing markets or expand into new jurisdictions could be adversely affected by changing regulations or problems with obtaining needed licenses or approvals.

•	Slow growth in the number of new casinos or the rate of replacement of existing gaming machines could limit or reduce our future profits.

•	Demand for our products could be adversely affected by changes in player and operator preferences.

•	Our business is vulnerable to changing economic conditions.

•	Our success in the competitive gaming industry depends in large part on our ability to develop and manage frequent introductions of innovative products.

•	Failure to attract, retain and motivate key employees may adversely affect our ability to compete.

•	We may be unable to protect our intellectual property.

•	We may be subject to claims of intellectual property infringement or invalidity.

•	Our gaming machines and online operations may experience losses due to fraudulent activities.

•	Our outstanding debt obligations subject us to additional risks.

•	The risks related to operations outside of traditional US law could negatively affect our results.
Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.
     International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Contact:	Patrick Cavanaugh, Vice President, Investor Relations, +1-866-296-4232

International Game Technology Reports
Record Third Quarter Fiscal Year 2007 Results

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

(In millions, except per share amounts)
Revenues
Gaming operations	$341.9	$314.8	$1,007.9	$917.7
Product sales	364.6	297.6	950.7	955.3

Total revenues	706.5	612.4	1,958.6	1,873.0

Costs and operating expenses
Cost of gaming operations	131.3	131.2	399.6	384.7
Cost of product sales	178.6	148.7	453.8	473.7
Selling, general and administrative	106.9	94.3	292.4	272.0
Research and development	51.4	44.2	148.5	129.7
Depreciation and amortization	22.0	22.4	60.4	62.9

Total costs and operating expenses	490.2	440.8	1,354.7	1,323.0

Operating income	216.3	171.6	603.9	550.0

Other income (expense), net	0.1	3.0	6.7	11.1

Income before tax	216.4	174.6	610.6	561.1

Income tax provisions	80.0	60.5	225.0	202.3

Net income	$136.4	$114.1	$385.6	$358.8

Basic earnings per share	$0.41	$0.34	$1.16	$1.06
Diluted earnings per share	$0.41	$0.33	$1.14	$1.02

Weighted average shares outstanding
Basic	330.8	338.0	332.9	337.0
Diluted	334.5	346.9	339.7	356.8

International Game Technology Reports
Record Third Quarter Fiscal Year 2007 Results

Unaudited Condensed Consolidated Balance Sheets

	June 30,	September 30,
	2007	2006

(In millions)
Assets
Current assets
Cash and equivalents	$224.1	$294.6
Investment securities, at market value	43.5	191.7
Restricted cash and investments	93.8	102.8
Receivables, net	507.4	446.8
Inventories	147.3	162.1
Jackpot annuity investments	66.0	47.2
Other	154.8	130.5

Total current assets	1,236.9	1,375.7

Notes and contracts receivable, net	58.0	63.1
Property, plant and equipment, net	548.1	469.8
Jackpot annuity investments	445.0	340.2
Goodwill and intangibles, net	1,373.1	1,352.1
Other assets	431.4	301.8

Total assets	$4,092.5	$3,902.7

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of notes payable	$16.2	$632.4
Accounts payable	125.8	115.5
Jackpot liabilities	169.6	170.0
Accrued income taxes	27.2	36.1
Dividends payable	42.9	43.4
Other accrued liabilities	249.9	249.2

Total current liabilities	631.6	1,246.6
Notes payable, net of current maturities	1,100.0	200.0
Non-current jackpot liabilities	473.1	376.7
Other liabilities	37.7	37.4

Total liabilities	2,242.4	1,860.7
Total stockholders’ equity	1,850.1	2,042.0

Total liabilities and stockholders’ equity	$4,092.5	$3,902.7

International Game Technology Reports
Record Third Quarter Fiscal Year 2007 Results

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	June 30,
	2007	2006

(In millions)
Operations
Net income	$385.6	$358.8
Depreciation, amortization and other non-cash items	222.7	224.3
Changes in operating assets and liabilities:
Receivables	(25.4)	(33.6)
Inventories	18.3	(14.2)
Accounts payable and accrued liabilities	0.9	(19.9)
Jackpot liabilities	(40.7)	(44.0)
Income taxes	(22.0)	(53.5)
Prepaid and other assets	25.5	(35.4)

Cash from operations	564.9	382.5

Investing
Capital expenditures	(260.1)	(216.7)
Investments, net	49.8	85.2
Jackpot annuity investments, net	18.8	19.6
Changes in restricted cash	7.7	23.0
Business acquisitions	(36.8)	(3.9)
Other	(4.2)	5.9

Cash from investing	(224.8)	(86.9)

Financing
Debt proceeds (repayments), net	264.6	(16.4)
Employee stock plans	71.7	113.0
Dividends paid	(130.9)	(126.5)
Share repurchases	(611.5)	(176.1)
Structured share repurchase plan	—	(22.2)

Cash from financing	(406.1)	(228.2)

Foreign exchange rates effect on cash	(4.5)	—

Net change in cash and equivalents	(70.5)	67.4

Beginning cash and equivalents	294.6	288.9

Ending cash and equivalents	$224.1	$356.3

International Game Technology Reports
Record Third Quarter Fiscal Year 2007 Results

Unaudited Supplemental Data
(In millions, except per share amounts)

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
Calculation of Earnings Per Share	2007	2006	2007	2006

(In millions, except per share amounts)
Net income	$136.4	$114.1	$385.6	$358.8
Interest expense on convertible debentures, net of tax	—	0.1	—	4.3

Diluted EPS Numerator	$136.4	$114.2	$385.6	$363.1

Basic weighted average common shares outstanding	330.8	338.0	332.9	337.0
Dilutive effect of stock awards	3.7	4.2	4.4	4.6
Dilutive effect of convertible debentures	—	4.7	2.4	15.2

Diluted EPS Denominator	334.5	346.9	339.7	356.8

Basic earnings per share	$0.41	$0.34	$1.16	$1.06
Diluted earnings per share	$0.41	$0.33	$1.14	$1.02

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
Reconciliation of Net Income to Adjusted EBITDA	2007	2006	2007	2006

(In millions)
Net income	$136.4	$114.1	$385.6	$358.8
Income tax provisions	80.0	60.5	225.0	202.3
Other (income) expense, net	(0.1)	(3.0)	(6.7)	(11.1)
Depreciation and amortization	66.1	60.9	198.6	173.9
Share-based compensation	9.0	8.3	26.8	25.9

Adjusted EBITDA	$291.4	$240.8	$829.3	$749.8

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges, share-based compensation, and other income/expense, net) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate Adjusted EBITDA in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

	Nine Months Ended
	June 30,
Calculation of Free Cash Flow	2007	2006

(In millions)
Net cash from operations	$564.9	$382.5
Investment in property, plant and equipment	(103.6)	(48.7)
Investment in gaming operations equipment	(144.3)	(153.2)
Investment in intellectual property	(12.2)	(14.8)

Free Cash Flow before dividends	304.8	165.8
Dividends paid	(130.9)	(126.5)

Free Cash Flow	$173.9	$39.3

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT’s presentation may not be comparable to those presented by other companies.